NEW KRISTALOSE® GROWTH DRIVER ESTABLISHED
THROUGH CO-PROMOTION AGREEMENT

Poly Pharmaceuticals will significantly expand national physician coverage

Nashville, Tenn, April 26, 2017 - Cumberland Pharmaceuticals (NASDAQ: CPIX), a U.S. specialty pharmaceutical company and Poly Pharmaceuticals Inc., a privately-held U.S. specialty pharmaceutical company, have entered into a co-promotion partnership for Kristalose® within the United States. Poly’s sales force will more than double the number of nationwide physicians called upon in support of the product.
Kristalose is a unique, dry powder, crystalline formulation of lactulose that is designed to enhance patient compliance during treatment of acute and chronic constipation. It is the only prescription laxative available in pre-measured powder packets, making it convenient and easily portable.
Poly and Cumberland’s multi-year co-promotion partnership will expand current promotional support for Kristalose across the United States. Poly’s sales organization will promote the features of Kristalose, provide amplified sales promotion, and increased communication to thousands of additional medical professionals. Cumberland will continue to manage national marketing, distribution, regulatory, and medical support for the brand.
Under the terms of the agreement, Cumberland shall provide co-promotional payments to Poly based on the incremental prescriptions generated by Poly’s sales organization. Poly projects their efforts will significantly grow the sales of Kristalose during the multi-year agreement term. Cumberland will provide sales training and promotional materials for Poly’s sales professionals who will focus on new physician segments in support of the brand.
“Kristalose is an outstanding product with considerable untapped potential,” said Chase Williams, President of Poly Pharmaceuticals, Inc. “It is an excellent fit for our sales force and the physicians they support.”
"We welcome Poly as a co-promotional partner and believe this collaboration will provide a new growth driver for Kristalose, our largest selling product,” said A.J. Kazimi, Chief Executive Officer of Cumberland

Pharmaceuticals. “We are excited to expand the number of patients that will benefit from Kristalose, given its strong and proven track record of enhancing patient care.”

About Kristalose
Kristalose is the only branded prescription laxative product that features the established safety and efficacy of lactulose, with the convenience of a pre-measured powder dose. Kristalose dissolves quickly in 4 oz. of water, offering patients a virtually tasteless, grit-free and essentially calorie-free alternative to lactulose syrups. There are no age limitations or length of use restrictions for Kristalose and it is the only osmotic prescription laxative still sampled to physicians. For full prescribing information, including boxed warning, visit www.kristalose.com.

About Poly Pharmaceuticals
Poly Pharmaceuticals, Inc. is a privately-held specialty pharmaceutical company that is dedicated to developing a portfolio of innovative, safe, and cost effective medications for patients and caregivers. Poly currently markets a broad range of health care products for conditions such as cough, cold, allergy, sinusitis, pain relief, and urological health. The company was founded in 1980 by a group of pharmacists focused on developing and marketing pharmaceutical products. Poly continues to invest in recruiting talented sales professionals to market their specialty products throughout the United States. Find more information at www.polypharm.net.

About Cumberland Pharmaceuticals
Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on acquisition, development, and commercialization of high-quality products that improve the quality of care for patients. The Company has a diverse product portfolio with a focus in the areas of hospital acute care and gastroenterology.
Cumberland's marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia, Omeclamox-Pak® for the treatment of H. pylori and duodenal ulcer disease, and Ethyol® (amifostine) for Injection, for use by oncology patients.

Cumberland is also dedicated to developing innovative products that address unmet medical needs. The Company’s product candidates in clinical development include: Hepatoren® (ifetroban) Injection for the treatment of hepatorenal syndrome, Boxaban® (ifetroban) Oral Capsule for patients suffering from aspirin exacerbated respiratory disease, Vasculan™ (ifetroban) Oral Capsule for the treatment of systemic sclerosis, and Portaban™, for the treatment of portal hypertension.
For more information on Cumberland Pharmaceuticals Inc., and its products, please visit www.cumberlandpharma.com.

Important Note Regarding Forward Looking Statements
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur.
As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s results of operations.
These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company’s most recent Form 10-K and subsequent 10-Q’s as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

SOURCE: Cumberland Pharmaceuticals Inc. and Poly Pharmaceuticals, Inc.

Contact Details
Poly Pharmaceuticals Incorporated
Phone: 1-800-882-1041
Email: jpresley@polypharm.net

Cumberland PharmaceuticalsInvestor Contact:
Erin Smith
Cumberland Pharmaceuticals
Phone: 615-255-0068
investors@cumberlandpharma.com

Media Contact:
Rebecca Kirkham
Lovell Communications
Phone: 615-297-7766
rebecca@lovell.com